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                                                                      EXHIBIT 24

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership):



We consent to the inclusion of our report dated June 17, 1996, with respect to the combined balance sheets of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1996, 1995, and 1994 and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the three year period ended January 31, 1996 which report appears in the Form 8-K of JP Foodservice, Inc. dated June 28, 1996.





Las Vegas, Nevada
June 27, 1996